Exhibit 99.4

AMENDMENT NO. 1

TO

CONVERTIBLE DEBENTURE

SecureAlert, Inc. and SecureAlert Monitoring, Inc. (collectively the “Company”) entered into a debenture with the creditors listed below (the “Creditors”) on April 20, 2012 with a maturity date of July 31, 2012 in the principal amount of $2,500,000.00 with a “green shoe” option to raise an additional $500,000.00 (the “Debenture”). The parties to the Debenture have desire to extend the maturity date on the Debenture as follows:

1.               Final Maturity Date: The parties hereto acknowledge and agree that the Final Maturity Date of the Debenture shall be extended from July 31, 2012 to August 31, 2012.

2.               Interest: Simple interest shall accrue at a rate of eight percent (8%) per annum. Interest shall accrue from the date funds were received by the Company from each respective Creditor under the Debenture. All interest shall be due and payable in cash at the Final Maturity Date. In lieu of a cash interest payment, each Creditor has the right to convert all or any part of the interest amount into shares of Common Stock of the Company at a conversion price per share of $0.03 per Share.

3.               Security: For the avoidance of doubt and in addition to the Security outlined in section #2.4 of this Convertible Debenture, Creditor(s) shall receive a first priority lien on the recently issued patent “United States Patent No. 8232876”. Company acknowledges that the patent listed above is covered by the existing Security Agreement.

4.               Terms of Debenture: Except as provided herein the remaining terms of the Debenture shall be unchanged and fully enforceable by the parties hereto.

IN WITHNESS WHEREOF, this Amendment No. 1 to Convertible Debenture has been duly executed and delivered as of July 31, 2012.

SECUREALERT, INC.		SECUREALERT MONITORING, INC.

By:	/s/ John L. Hastings, III	By:	/s/ John L. Hastings, III
	John L. Hastings, III		John L. Hastings, III
	President and CEO		President

(Remainder of Page Intentionally Left Blank)

Creditor: Laemi Real Estates Inc.		Address:
Investment Amount: $500,000.00

By:	/s/ Hans-Jorg Gatt	Laemi Real Estates, Inc., Panama
Hans-Jorg Gatt, Director
Mailing Address:
Neugasse 15
P.O. Box 424
LI-9490
Principality of Liechtenstein

Creditor: Sapinda Holding BV
Investment Amount: $500,000.00

By:	/s/ Dr. Peter Wiesing	Sapinda Holding BV
	Dr. Peter Wiesing, Managing Director	Attn: Herm Holding BV
World Trade Center
Schiphol Boulevard 127, A 3.14
The Netherlands

Creditor: SAPINDA ASIA Limited
Investment Amount: $1,000,000.00

By:	/s/ Lars Windhorst	Sapinda Asia Limited
	Lars Windhorst, Managing Director	Rooms 803-4, 8/F
Hang Seng Bank Building
200 Hennessy Road
Wanchai
Hong Kong

Creditor: George Schmitt
Investment Amount: $500,000.00
George Schmitt
By:	/s/ George Schmitt	PO Box 1219
	George Schmitt	Zephyn Cove
NV. 89448